UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2007

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2007, the registrant renewed the employment agreements with Ms. Belinda Wang, the registrant’s Co-president and Chief Marketing Officer and Mr. Gong Yu, the registrant’s Chief Operating Officer. Under the terms of each of Ms. Wang and Mr. Gong’s renewed employment agreement, they are (i) entitled to receive an annual base salary of $150,000, (ii) entitled to receive a $25,000 annual housing allowance, and (iii) eligible for an annual discretionary cash bonus equal to up to 50% of their base salary. Each of Ms. Wang and Mr. Gong will also be eligible to participate in the registrant’s 2000 Stock Incentive Plan, as amended, and will receive health, life and disability insurance. If Ms. Wang and Mr. Gong terminate their employment with the registrant for good cause or if their employment is terminated by the registrant without cause (as each such term is defined in the employment agreements), they are entitled to receive certain severance benefits, including (i) the monthly base salary for the lesser of six months following their termination and the remainder of the term of the employment agreements, (ii) health care coverage for up to six months following their termination, and (iii) the payment of the bonus for the remainder of the year in which the employee was terminated to the extent that the bonus would have been earned had Ms. Wang’s or Mr. Gong’s employment continued through the end of such year, as determined in good faith by the registrant’s Board of Directors or Compensation Committee. Unless sooner terminated by either Ms.Wang, Mr. Gong or the registrant, Ms.Wang’s and Mr. Gong’s employment agreements will expire on May 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: June 8, 2007	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer